EXHIBIT 23.1

Peter Messineo

Certified Public Accountant

1982 Otter Way Palm Harbor FL 34685

peter@cpa-ezxl.com

T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 Amendment no. 3 is a part, of the report dated July 22, 2010 relative to the financial statements of On The Move Systems Corp., as of May 31, 2010 and for the period March 25, 2010 (date of inception) through May 31, 2010.

I also consent to the reference to my firm under the caption “Experts” in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

November 23, 2010